Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	Doug Hesney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9661	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dhesney@makovsky.com	Email: dstasse@trinseo.com

Trinseo Provides Preliminary Fourth Quarter and Full Year 2017 Financial Results

BERWYN, Pa — January 29, 2018 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today announced that fourth quarter and full year 2017 results are expected to exceed previously issued guidance. Net income is expected to exceed previously issued guidance by approximately $45 million with about $25 million from better than expected operating performance, primarily from higher margins and favorable net timing, and about a $20 million one-time gain in the fourth quarter related to changes made to certain Company pension plans. In addition, Adjusted EBITDA is expected to exceed previously issued guidance by approximately $35 million.

Fourth quarter 2017 net income is estimated to be between $117 million and $121 million; Adjusted EBITDA is estimated to be between $167 million and $172 million. These fourth quarter estimates are above previous guidance due primarily to higher than expected results in the Performance Plastics, Latex Binders, and Basic Plastics segments, partly offset by lower than expected performance in the Synthetic Rubber segment. In addition, the fourth quarter benefited from a favorable pre-tax net timing impact of approximately $15 million versus the minimal expected net timing impact estimate that was previously communicated.

“We are pleased with the strong finish to 2017 and the momentum carrying us into 2018 across most of our businesses,” said Chris Pappas, Trinseo’s President and Chief Executive Officer. “Our cash generation was in line with previously communicated guidance allowing us to continue to fund growth initiatives as well as return cash to shareholders through both dividends and share repurchases.”

Full year 2017 net income is estimated to be between $327 and $331 million; Adjusted EBITDA is estimated to be between $641 million and $646 million. Full year estimates include an approximately $30 million favorable impact from unplanned styrene monomer outages, and an approximately $25 million favorable impact from raw materials in the Latex Binders segment, both on a pre-tax basis. These impacts were partially offset by unfavorable impacts of about $15 million for an extended outage at Americas Styrenics and $10 million unfavorable net timing, both on a pre-tax basis.

Full year 2017 cash from operations is expected to be between $387 million and $392 million and Free Cash Flow is expected to be between $240 million and $245 million. In addition, the Company used cash of approximately $89 million to repurchase nearly 1.4 million shares during the year, and approximately $24 million to repurchase 329,000 shares during the fourth quarter.

Previously issued guidance for the fourth quarter 2017 was net income of $68 million to $77 million and Adjusted EBITDA of $130 million to $140 million; full year guidance was net income of $280 million to $288 million and Adjusted EBITDA of $605 million to $615 million. The Company had previously expected a minimal net timing impact in the fourth quarter and an approximately $25 million unfavorable pre-tax net timing impact for the full year.

Further details will be communicated on Trinseo’s fourth quarter and full year financial results conference call on February 20, 2018 at 10 am eastern time.

Unaudited financial data for the fiscal quarter and full year ended December 31, 2017 presented above are preliminary, based upon our good faith estimates and subject to completion of our financial closing procedures. We have provided ranges for our expectations described above because our fiscal quarter closing procedures are not yet complete. While we expect that our final financial results for the quarterly and full year periods ended December 31, 2017, following the completion of our financial closing procedures, will be within the ranges described above, our actual results may differ materially from these estimates as a result of the completion of our financial closing procedures as well as final adjustments and other developments that may arise between now and the time that our financial results for this quarterly and full year period are finalized. All of the data presented above has been prepared by and is the responsibility of management. This summary is not a comprehensive statement of our financial results for the quarterly period.

Note 1: Reconciliation of Non-GAAP Performance Measures to Net income

We present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring; acquisition related costs and other items.  In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance.  As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

For the reasons discussed above, we are providing the following reconciliations of expected net income to Adjusted EBITDA and Adjusted EPS for the three months ended December 31, 2017, and for the full year ended December 31, 2017.  See “Note on Forward-Looking Statements” below for a discussion of the limitations of these estimates. Amounts below may not sum due to rounding.

	Three Months Ended	Year Ended
(In millions, except per share data)	December 31, 2017	December 31, 2017
Adjusted EBITDA	$167 - 172	$641 – 646
Interest expense, net	(15)	(70)
Provision for income taxes	(26) - (27)	(82) - (83)
Depreciation and amortization	(30)	(111)
Reconciling items to Adjusted EBITDA (a)	20	(51)
Net Income	117 - 121	327 - 331
Reconciling items to Adjusted Net Income (a)	(23)	37
Adjusted Net Income	94 - 98	364 - 368

Weighted average shares- diluted (b)	44.7	45.0
EPS (Diluted)	$2.61 - 2.70	$7.28 - 7.37
Adjusted EPS	$2.10 - 2.18	$8.10 - 8.18

(a)                  Reconciling items to Adjusted EBITDA and Adjusted Net Income for the three months and year ended December 31, 2017 reflect the Company’s preliminary estimate of adjustments for the period, and primarily reflect the impacts of the Company’s debt refinancing during the third quarter along with certain restructuring and acquisition-related charges as well as the pension curtailment gain recognized during the fourth quarter previously mentioned above.

(b)                  Weighted average share information presented above is unaudited and remains preliminary, based upon our good faith estimates and subject to completion of our financial statement close procedures, as discussed above.

Note 2: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures.  We believe that Free Cash Flow provides an important indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature.  We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own.

For the reasons discussed above, we are providing the following reconciliation of expected cash provided by operating activities to Free Cash Flow for the three months ended December 31, 2017, and for the full year ended December 31, 2017.  See “Note on Forward-Looking Statements” below for a discussion of the limitations of these estimates. Amounts below may not sum due to rounding.

	Three Months Ended	Year Ended
(In millions)	December 31, 2017	December 31, 2017
Cash provided by (used in) operating activities	$192 - 197	$387 - 392
Capital expenditures	(38)	(147)
Free Cash Flow	154 - 159	240 - 245

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.4 billion in net sales in 2017, with 16 manufacturing sites around the world, and nearly 2,200 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA and, Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These income measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expect,” “estimate,” “project,” “outlook,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of financial performance, growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.